Exhibit 99.1

CONTACT:	Investor Contact:	Media Contact:
	Lori Barker Padon	Mike Wong
	(408) 542-0585	(408) 548-0223
SANDISK REPORTS RECORD QUARTER WITH REVENUES UP 45% AND EPS UP 90%
•	EPS $0.55, up 90%; Revenues $590 million, up 45%
•	Product Gross Margin 37% on strong demand, benign pricing and lower product costs
•	Operating Profit of $159 million, 27% of revenue
•	On track production ramps of 70 nm 8 Gigabit chip and new 300 millimeter NAND fab
•	Cash increased $204 million
SUNNYVALE, CA, October 20, 2005 — SanDisk® Corporation (NASDAQ:SNDK), the world’s largest supplier of flash storage card products, today announced results for the third quarter ended October 2, 2005. Third quarter revenues increased 45% on a year-over-year basis to a record $590 million and increased 15% compared to the second quarter of 2005. Third quarter net income was $107.5 million compared to $54.1 million in the third quarter of 2004 and $70.5 million in the second quarter of 2005. Fully diluted earnings per share was $0.55, up 90% on a year-over-year basis and up 49% compared to the second quarter of 2005.
“We are very pleased with the outstanding results for our third quarter. Demand was strong throughout the quarter in our served markets. We are particularly encouraged by the excellent adoption of our cards in music-enabled mobile phones that require high capacity cards,” said Eli Harari, SanDisk CEO. “Demand for NAND flash continues to grow globally and is currently outstripping industry-wide supply, particularly for high density NAND. Towards the end of the quarter we began first shipments of cards employing our cost effective 70-nanometer 8 gigabit NAND/MLC chip. Together with Toshiba we are accelerating the production ramp at Flash Partners’ 300 millimeter fab to meet the anticipated strong demand for NAND flash in the fourth quarter and in 2006. We are optimistic about our business in the traditionally strong fourth quarter.”
Financial Highlights
•	Product revenue was a record $530 million in the third quarter, up 45% year-over-year and 17% sequentially.
•	Revenue from license and royalties was $60 million, up 40% year-over-year and down 2% sequentially.
•	Megabytes sold in the third quarter were a record and increased 213% year-over-year and 23% from the second quarter of 2005.

•	Average density per card sold in retail was 514 megabytes, doubling from the third quarter of 2004 and up 4% sequentially.
•	Average price per megabyte sold declined 5% sequentially and 54% from the third quarter of 2004.
•	Total gross margin was 44% of revenues compared to 36% in the third quarter of 2004 and 42% in the second quarter of 2005.
•	Product gross margin was 37% compared to 29% in the third quarter of 2004 and 34% in the second quarter of 2005.
•	Operating income was a record $159 million and 27% of revenue compared to $84 million and 21% of revenue in the third quarter of 2004 and $106 million and 21% of revenue in the second quarter of 2005.
•	Net income was $107 million compared to $54 million in the third quarter of 2004 and $70 million in the second quarter of 2005.
•	Cash flow from operations was $209 million compared to $131 million in the third quarter of 2004 and total cash and short-term investments increased $204 million in the third quarter to $1.66 billion.
Product Introductions
•	SanDisk introduced its third generation card technology, TrustedFlash™. These cards provide security and digital rights management for content providers and enable consumers to move valuable stored content among multiple devices.
•	SanDisk introduced iNAND™ embeddable components. Compared to mobile device micro hard drives, iNAND is smaller, requires less power consumption and is more durable.
•	SanDisk Extreme™ III and SanDisk Ultra II® took top awards in independent performance tests and were among our fastest growing products.
•	SanDisk introduced the m200 MP3 players in capacities ranging from 512 megabyte to 4 gigabyte and the new players support various music subscription services.
•	SanDisk launched Cruzer® Freedom, a new USB flash drive that lets students carry secure internet downloads of textbooks and other copyrighted content.
Recent Events
•	In early October Dr. Randhir Thakur joined SanDisk as Executive Vice President of Technology and Worldwide Operations.
•	On October 20th SanDisk signed a definitive agreement for the acquisition of Matrix®. Matrix Semiconductor, Inc. is a privately held semiconductor company specializing in 3-D one-time programmable/archiving memory — see separate press announcement and third quarter conference call for further details.
Scheduled Interviews
SanDisk Corporation President and Chief Executive Officer, Eli Harari, is scheduled to appear on CNBC’s “Closing Bell with Maria Bartiromo”, October 20, 2005 at approximately 1:15 p.m. PDT. Judy Bruner, SanDisk’s Executive Vice President, Administration and CFO is scheduled to appear on Bloomberg TV’s “Morning Call”, October 21, 2005 at approximately 4:40 a.m. PDT.

Conference Call
SanDisk’s third quarter 2005 conference call is scheduled for 2:00 p.m. PDT, Thursday, October 20, 2005. The conference call will be web cast by CCBN and can be accessed live, and throughout the quarter, at SanDisk’s website at www.sandisk.com/IR and at www.streetevents.com for registered streetevents.com users. To participate in the call via telephone, the dial in number is (913) 312-1293. The call will also be available by telephone replay through Monday, October 24, 2005, by dialing (719) 457-0820 and entering the pass code 7280104. A copy of this press release will be filed with the Securities and Exchange Commission on a current report on Form 8-K and will be posted to our website prior to the conference call.
Forward-Looking Statements
This news release contains certain forward-looking statements, including statements about our business outlook in the fourth quarter of 2005 and 2006, production schedules, market growth rates, market supply and demand, and scheduled appearances by our CEO and CFO that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: slower than expected growth in market demand for our products or a slower adoption rate for these products in current and new markets that we are targeting, any interruption of or delay in supply from any of the semiconductor manufacturing or subcontracting facilities, including test and assembly facilities that supply products to us, the fact that no security technology can be guaranteed to be 100% secure, slower than expected expansion of our global sales channels, fluctuations in operating results, unexpected yield variances and longer than expected low yields and other possible delays related to our conversion to 70-nanometer NAND flash technology or the ramp-up of the new 300-millimeter flash fabrication facility, unexpected delays in the ramp-up of volume production of our new 70-nanometer 8 gigabit NAND/MLC chip, our inability to make additional planned smaller geometry conversions in a timely manner, future average selling price erosion that may be more severe than our expectations due to decreased demand or possible excess industry capacity of flash memory from ourselves as well as from existing suppliers or from new competitors that are planning to aggressively increase supply in the fourth quarter of 2005 or 2006, price increases from non-captive flash memory sources and third-party subcontractors, higher than expected operating expenses, higher than anticipated capital equipment expenditures, adverse global economic and geo-political conditions, including adverse currency exchange rates and acts of terror, the timely development, internal qualification and customer acceptance of new products that are based on 70-nanometer NAND technology, fluctuations in license and royalty revenues, business interruption due to earthquakes, hurricanes, pandemics or other natural disasters, particularly in areas in the Pacific Rim and Japan where we manufacture and assemble products, potential impact of high energy prices and other global events outside of our control which could adversely impact consumer confidence and hence reduce demand for our products, scheduled appearances by our executives could be cancelled or delayed by us or the network, and the other risks detailed from time-to-time in our Securities and Exchange Commission filings and reports, including, but not limited to, the Form 10-K for the year ended January 2, 2005 and our quarterly reports on Form 10-Q. Future results may differ materially from those previously reported. We do not intend to update the information contained in this release.
About SanDisk
SanDisk is the original inventor of flash storage cards and is the world’s largest supplier of flash data storage card products using its patented, high-density flash memory and controller technology. SanDisk is headquartered in Sunnyvale, CA and has operations worldwide, with more than half its sales outside the U.S.
www.sandisk.com
SanDisk and SanDisk Ultra, are trademarks of SanDisk Corporation, registered in the United States and other countries. Trusted Flash, Cruzer, SanDisk Extreme and iNAND are trademarks of SanDisk Corporation. Matrix is a registered trademark of Matrix Semiconductor, Inc.

SanDisk Corporation
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Year to Date Ended
	October 2,	September 26,	October 2,	September 26,
	2005	2004	2005	2004
Revenues:
Product	$529,735	$365,033	$1,383,176	$1,095,139
License and royalty	59,896	42,921	172,326	133,033

Total revenue	589,631	407,954	1,555,502	1,228,172
Cost of product revenues	332,847	260,573	884,832	746,220

Gross profits	256,784	147,381	670,670	481,952

Operating expenses:
Research and development	43,420	30,184	150,771	89,414
Sales and marketing	31,610	20,863	83,241	65,466
General and administrative	23,186	12,651	58,527	34,499

Total operating expenses	98,216	63,698	292,539	189,379

Operating income	158,568	83,683	378,131	292,573

Total other income (expense)	11,999	1,914	22,614	6,285

Income before taxes	170,567	85,597	400,745	298,858

Provision for income taxes	63,109	31,495	148,275	110,577

Net income	$107,458	$54,102	$252,470	$188,281

Net income per share calculation:
Net income used in computing basic net income per share	$107,458	$54,102	$252,470	$188,281
Tax-effected interest and bond amortization costs related to convertible subordinated notes	0	1,202	0	3,612

Net income used in computing diluted net income per share	$107,458	$55,304	$252,470	$191,893

Shares used in computing net income per share
Basic	183,047	162,425	181,716	161,796
Diluted	194,212	188,562	191,489	188,903

Net income per share
Basic	$0.59	$0.33	$1.39	$1.16
Diluted	$0.55	$0.29	$1.32	$1.02

SanDisk Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	October 2, 2005	July 3, 2005	January 2, 2005*
	(unaudited)	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$764,612	$581,089	$463,795
Short-term investments	890,938	870,531	859,175
Investment in foundries	19,410	19,569	20,398
Accounts receivable, net	211,219	242,498	194,535
Inventories	286,878	229,593	196,422
Deferred tax asset	77,250	91,744	83,150
Other current assets	37,022	80,439	62,653

Total current assets	2,287,329	2,115,463	1,880,128
Property and equipment, net	179,822	177,341	147,231
Investment in foundries	8,611	7,900	14,377
Investment in FlashVision	166,041	168,349	178,681
Investment in FlashPartners	21,461	21,927	24,192
Deferred tax asset	16,275	9,265	1,861
Notes receivable, Flash Vision	64,442	53,277	35,413
Other non-current assets	35,543	33,139	38,297

Total Assets	$2,779,524	$2,586,661	$2,320,180

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$146,317	$113,105	$82,974
Accounts payable to related parties	71,160	63,311	48,115
Accrued payroll and related expenses	46,230	32,390	41,785
Income taxes payable	17,382	28,406	39,139
Research and development liability, related party	5,000	6,300	5,549
Other current accrued liabilities	44,336	41,356	45,584
Deferred income on shipments to distributors and retailers and deferred revenue	170,634	176,532	90,307

Total current liabilities	501,059	461,400	353,453
Deferred revenue and non-current liabilities	19,662	22,232	26,577

Total Liabilities	520,721	483,632	380,030
Commitments and contingencies
Stockholders’ Equity:
Common stock	1,484,927	1,431,640	1,406,553
Retained earnings	772,710	665,252	520,240
Accumulated other comprehensive income	8,921	11,056	18,893
Deferred compensation	(7,755)	(4,919)	(5,536)

Total stockholders’ equity	2,258,803	2,103,029	1,940,150

Total Liabilities and Stockholders’ Equity	$2,779,524	$2,586,661	$2,320,180

*Information derived from the audited Consolidated Financial Statements.

SanDisk Corporation
Condensed Consolidated Comparative Statement of Cash Flows
September 2005
(in thousands, unaudited)

	Three months ended		Nine months ended
	October 2, 2005	September 26, 2004	October 2, 2005	September 26, 2004
Cash flows from operating activities:
Net income	$107,458	$54,102	$252,470	$188,281
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(182)	7,065	(194)	7,582
Loss (gain) investment in foundries	(501)	399	8,752	950
Depreciation and amortization	17,518	9,808	46,906	26,410
Provision for doubtful accounts	52	572	(111)	2,842
FlashVision wafer cost adjustment	6,228	(321)	4,056	(962)
Other non-cash charges	1,463	1,970	7,003	2,931
Changes in operating assets and liabilities:
Accounts receivable	31,227	62,089	(16,573)	45,238
Inventories	(57,285)	(17,842)	(90,456)	(64,433)
Other current assets	46,339	33,538	34,164	31,431
Other non-current assets	1,639	(2,635)	(1,427)	1,724
Accounts payable	31,211	35,119	61,342	25,212
Accrued payroll and related expenses	13,840	1,508	4,445	1,793
Income taxes receivable/payable	14,205	(27,434)	1,387	(55,580)
Accounts payable, related party	408	155	16,355	8,325
Other current accrued liabilities	2,981	376	(1,240)	587
Deferred income on shipments and deferred revenue	(7,503)	(27,667)	75,514	(7,901)
Other non-current liabilities	(591)	124	(409)	900

Total adjustments	101,049	76,824	149,514	27,049

Net cash provided by operating activities	208,507	130,926	401,984	215,330

Cash flows from investing activities:
Purchases of short term investments	(195,700)	(278,244)	(491,282)	(922,651)
Proceeds from sale of short term investments	174,150	216,327	455,758	698,397
Investment in Flash Vision	0	(70)	0	(70)
Acquisition of capital equipment, net	(23,779)	(78,121)	(80,500)	(107,939)
Notes receivable from FlashVision	(12,027)	(11,927)	(34,249)	(33,564)

Net cash used in investing activities	(57,356)	(152,035)	(150,273)	(365,827)

Cash from Financing activities
Employee stock programs	32,390	9,327	48,243	18,200

Net cash provided by financing activities	32,390	9,327	48,243	18,200

Effect of changes in foreign currency exchange rates on cash	(18)	0	863	0
Net increase (decrease) in cash and cash equivalents	183,523	(11,782)	300,817	(132,297)
Cash and cash equivalents at beginning of period	581,089	613,964	463,795	734,479

Cash and cash equivalents at end of period	$764,612	$602,182	$764,612	$602,182